Exhibit 99.1

News AnnouncementFor Immediate Release

PEAK RESORTS REPORTS RECORD SEASON PASS SALES

PEAK PASS REVENUE UP 20% YEAR-OVER-YEAR

SALES OF DRIFTER PASS FOR 18-29 YEAR-OLDS UP 27% YEAR-OVER-YEAR
ON REVENUE BASIS THROUGH DECEMBER 17

Wildwood, Missouri – December 19, 2018 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of U.S. ski resorts, today reported record season pass sales for the 2018/2019 ski season through December 17, 2018. Company-wide season pass sales – including season pass sales to customers of the newly acquired Snow Time properties for the 2018/2019 ski season – are up by approximately 36% on a unit basis and by approximately 38% on a revenue basis, compared with the prior year. In addition, 34% of Snow Time season pass holders upgraded to a Peak Pass.

Peak Pass sales are up by approximately 18% on a unit basis and by approximately 20% on a revenue basis, compared with the prior year. Sales of the Drifter Pass, Peak Resorts’ unlimited season pass option for 18 to 29-year-olds, are up 27% on both a revenue and unit basis over the prior year.

Timothy D. Boyd, President and Chief Executive Officer, commented, “The 2018/2019 ski season is off to a great start, as we set new records company-wide on sales of our season passes. This momentum is driven by the great guest experiences we are offering at our mountains, with superb conditions, world-class facilities, and increasingly varied dining and retail offerings. Overall, sales of our Peak Pass have now far exceeded our results from last year. In addition, strong continued growth in sales of our Drifter Pass clearly demonstrates that our most price sensitive guests value the experiences and access made possible by our multi-mountain pass offerings and the proximity of our resorts.”

Now in its third winter season, the Peak Pass features a total of five pass options valid at 10 mountain locations across four Northeast and Mid-Atlantic states: Mount Snow in Vermont; Attitash, Wildcat and Crotched Mountain in New Hampshire; Hunter Mountain in New York; and Jack Frost, Big Boulder, Liberty Mountain, Whitetail Resort and Roundtop Mountain in Pennsylvania.

“We are delighted to continue to provide market-leading season pass offerings at our Northeast and Mid-Atlantic resorts and believe that our continued investments in snowmaking and in improving the on-mountain experience have created an even more compelling reason for our guests to come visit,” added Boyd. “From Mount Snow to Liberty Mountain, and from Hunter to Wildcat Mountain, Peak Resorts’ properties have become the leading range of day and overnight drive-to destinations for skiers and riders across the Northeast and Mid-Atlantic. Our guests appreciate the individual character of each of our mountains, the care we take to offer the most consistent skiing and riding conditions, and the unrivaled customer service and experiences which keep them coming back to our mountains time and time again. We are excited by the potential for the 2018/2019 ski season and beyond and look forward to what the future has in store.”

Exhibit 99.1

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of 17 ski resorts primarily located in the Northeast, Mid-Atlantic and Midwest, 16 of which are company owned: Mount Snow in Vermont; Attitash, Wildcat and Crotched Mountain in New Hampshire; Hunter Mountain in New York; Jack Frost, Big Boulder, Liberty Mountain, Whitetail and Roundtop Mountain in Pennsylvania; Boston Mills, Brandywine, Alpine Valley and Mad River Mountain (operator only) in Ohio; Hidden Valley and Snow Creek in Missouri; and, Paoli Peaks in Indiana.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Baltimore, Washington D.C., Cleveland and St. Louis, enabling day and overnight drive accessibility to over 44 million residents. The resorts under the Company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, and mountain biking, golf and other summer activities. To learn more, visit the Company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release include, without limitation, statements related to: the expected impact of the acquisition of Snow Time on the Company’s overall business, operations and results of operations; expectations regarding the sustained effect of the acquisition on the Company’s season pass sales; and the realization of anticipated cost and operating synergies. These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: risks associated with acquisitions generally; failure to retain key management and employees; issues or delays in the successful integration of the Snow Time operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the operations, systems and personnel of Snow Time; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition by resort visitors, competitors, vendors and employees; conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2018. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com

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